Exhibit 99.1

News Release

Worldwide Press Office: 312-997-8640

UAL CORPORATION REPORTS

HIGHEST ANNUAL PRE-TAX INCOME SINCE 1999

CHICAGO, January 22, 2008 — UAL Corporation (NASDAQ: UAUA), the holding company whose primary subsidiary is United Airlines, reported pre-tax income of $695 million for 2007, the highest since 1999.  Pre-tax income excluding special items and severance was $606 million, $665 million higher than 2006.  The company:

•                  Reported annual diluted earnings per share (EPS) of $2.79, despite a basic loss per share of $0.47 in the fourth quarter.

•                  Increased annual mainline passenger unit revenue (or PRASM) by 7.1 percent year-over-year, excluding special items, through continued capacity discipline and revenue execution, with fourth quarter mainline PRASM increasing 13.1 percent year-over-year.

•                  Continued its focus on controlling costs, with 2007 annual operating expenses increasing 1.1 percent versus 2006.

•                  Generated operating cash flow of $2.1 billion in 2007, a 37 percent increase from 2006.

•                  Strengthened its balance sheet in 2007 by reducing on and off balance sheet debt by $2.3 billion, including a reduction of nearly $700 million in the fourth quarter.  The company ended the year with an unrestricted cash and short-term investments balance of $3.6 billion as of December 31, 2007 and restricted cash of $0.8 billion.

•                  Announced a special distribution of $2.15 per share of UAL common stock, or approximately $250 million, to holders of record as of January 9, 2008.

•                  Reported that employees had earned about $170 million of cash payments related to 2007 performance, composed of approximately $110 million in profit-sharing, $40 million in Success Sharing incentives and $20 million from the special distribution.

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

2007 Earnings Growth Driven By Strong Revenue Performance

The company generated net income of $403 million in 2007, the first full-year profit since 2000, excluding reorganization items. Excluding special and reorganization items and severance, 2007 net income of $352 million was $417 million higher than 2006.

On a full-year basis, the company reported pre-tax income of $695 million, or $606 million excluding special items and severance, resulting in a pre-tax margin of 3.0 percent compared to a negative 0.3 percent for full-year 2006.  The company generated $1.0 billion of operating income for the year, or $948 million excluding special items and severance, $515 million or nearly 120 percent higher than 2006, more than doubling operating margin to 4.7 percent.

The company’s fourth quarter results were negatively affected by the sharp rise in the price of fuel. While the company reported passenger unit revenue growth that was among the best in the industry, consolidated fuel expense increased $359 million as fuel prices rose more than 25 percent versus last year. As a result, the company reported an operating loss of $64 million for the fourth quarter of 2007, a pre-tax loss of $98 million and a net loss of $53 million, $8 million better than the fourth quarter of 2006.

“Our employees and management team made real progress in 2007 to strengthen the core airline and provide a return to shareholders, delivering the highest annual profit since 1999,” said Glenn Tilton, United chairman, president and CEO. “We will continue to improve in 2008, as we add breadth to our leadership team in areas critical to the success of our strategy such as strategic sourcing and information technology, that we will leverage to reduce our costs, improve our operation and strengthen the infrastructure we use to deliver enhanced services for our customers.”

Annual operating expenses increased 1.1 percent versus 2006, while full-year 2007 mainline CASM, excluding fuel, special items and severance, was up 3.1 percent. Fourth quarter operating expenses increased by $531 million or approximately 11.6 percent year-over-year primarily due to the $359 million increase in consolidated fuel expense. Fourth quarter mainline CASM, excluding fuel and special items, of 8.28 cents was up 9.2 percent year-over-year driven mainly by lower capacity, higher heavy maintenance volumes, increased purchased services expense for information technology deployment and efficiency and revenue improvement initiatives, as well as higher profit-sharing expense. Additionally, the severe winter storms that took place in Chicago and Denver in December increased staffing, glycol and other related costs for the quarter.

The company’s consolidated passenger revenue for the fourth quarter includes approximately $55 million of non-cash revenue relating to the quarterly amortization of the benefit from the change to the expiration period for inactive Mileage Plus accounts announced in January 2007. In addition, at year-end when miles expired for the first time under the new policy, the company recorded mileage expiration that was higher than it had estimated in previous quarters.  As a result, the company recognized approximately $66 million of incremental non-cash revenue, bringing the total impact of the change in the policy to $121 million for the fourth quarter. Offsetting this, the change to deferred revenue accounting for the Mileage Plus program, from the previous incremental cost method, decreased passenger revenue by $61 million in the fourth quarter of 2007, $34 million lower than the effect of deferred revenue accounting in the fourth quarter of 2006. In total, these Mileage Plus changes resulted in consolidated passenger revenue increasing by $60 million for the fourth quarter, and on a year-over-year basis resulted in revenue increasing by $155 million.

Annual mainline unit earnings, which is mainline revenue per available seat mile (RASM) minus mainline CASM, excluding fuel, special items and severance, increased 13.6 percent in 2007 compared to 2006. Mainline unit earnings for the fourth quarter of 2007 decreased to (0.19) cents from 0.07 cents a year ago, while mainline unit earnings, excluding fuel and special items, increased 19.2 percent to 3.91 cents from 3.28 cents last year.

Regional affiliates’ annual contribution to operating income increased $45 million or 58 percent in 2007. For the quarter, the regional operation reported break-even operating income as a 9.6 percent increase in regional affiliate revenue was offset by a 9.3 percent increase in operating expenses due to higher fuel prices.

The company recorded a largely non-cash, full-year income tax expense of $297 million for 2007 and a non-cash income tax benefit of $43 million for the fourth quarter. The effective tax rates for the year and the quarter were 43 percent and 44 percent, respectively.  Because of its Net Operating Loss carry-forwards, the company expects to pay minimal cash taxes for the foreseeable future.

Focus on Balance Sheet Improvement Continues

Despite the seasonally slower quarter and the rapid escalation of fuel prices, the company generated positive operating cash flow of $132 million, ending the year with an unrestricted cash and short-term investments balance of $3.6 billion and a restricted cash balance of $756 million.

Including both on and off balance sheet debt and deducting the debt securities the company repurchased during the year, the company reduced total debt by $2.3 billion in 2007.  On the same basis, during the fourth quarter, the company reduced total debt by $681 million, including a $500 million pay down on its credit facility and the repurchase of $20 million of debt securities. The repurchased securities are classified as available-for-sale investments in the consolidated balance sheet.  The company separately records interest income and interest expense on the repurchased notes; the related savings in financing costs from these investments are included in the total savings from debt repurchases noted below.

The company expects to reduce annual net financing costs by approximately $120 million through the transactions it has implemented in 2007.

Full-year free cash flow, defined as operating cash flow less capital expenditures, increased by 23 percent year-over-year to $1.5 billion, and to $1.7 billion after excluding the impact certain aircraft refinancing transactions in 2007.  Fourth quarter free cash flow was a negative $98 million, reflecting the significant increase in fuel prices and a $120 million year-over-year increase in capital expenditures to $230 million.

On January 23, 2008, the company will make a special distribution of $2.15 per share to common stockholders. The total payment to stockholders will be approximately $250 million, including approximately $20 million to employee shareholders.

“We made significant financial strides in 2007 — delivering among the best revenue and free cash flow performance in the industry, paying down more than $2.0 billion of debt and continuing our focus on cost control,” said Jake Brace, EVP and chief financial officer. “We are pleased to be making a $250 million distribution to our shareholders tomorrow, and that employees earned $170 million in cash payments related to our 2007 performance — a well earned reward for their hard work throughout the year.”

Strong Revenue Growth Enabled By Continued Capacity Discipline

The company’s focus on capacity discipline and revenue execution continues to drive strong revenue performance both internationally and domestically. Total revenues, excluding special items, increased by 3.9 percent in 2007 compared to the prior year and increased by 9.7 percent in the fourth quarter versus the same period last year, driven by growth in passenger and cargo revenue that was partially offset by the elimination of pass-through sales for our fuel subsidiary, UAFC.

Full-year 2007 consolidated passenger revenue per available seat mile (PRASM), excluding special items, increased 6.5 percent year-over-year, driven by a 5.9 percent increase in passenger yield, which includes the effect of the changes in Mileage Plus accounting.

The company’s 2007 mainline RASM increased by 4.7 percent, as the increase in passenger yield was partially offset by a decline in other operating revenues due to the elimination of $307 million in pass-through sales for our fuel subsidiary, UAFC.  Excluding UAFC and special items, mainline RASM increased by 6.5 percent from 2006.

Total passenger revenues increased by 11.6 percent in the fourth quarter compared to the prior year driven by a 13.0 percent consolidated yield improvement which includes the effect of changes in Mileage Plus accounting. Fourth quarter mainline domestic PRASM increased by 12.3 percent, aided by a 5.0 percent reduction in capacity. International markets continued to produce strong unit revenue growth; international PRASM grew 14.9 percent in the fourth quarter compared to the same period last year despite a 5.0 percent increase in international capacity year-over-year.

In total, consolidated PRASM increased by 12.6 percent versus the fourth quarter of 2006.  Fourth quarter mainline PRASM increased by 13.1 percent on a 1.2 percent decrease in traffic, a 1.0 percent decrease in capacity and a 13.5 percent increase in yield.

		Comparison of 2007 Fourth Quarter Geographic Passenger Revenue Versus 2006 Fourth Quarter
Geographic Area	4Q 2007 Passenger Revenue (millions)	Passenger Revenues % Increase/ (Decrease)	PRASM % Increase/ (Decrease)	ASM(1) % Increase/ (Decrease)

North America	$2,222	6.7%	12.3%	(5.0)%
Pacific	838	18.0%	12.7%	4.8%
Atlantic	601	26.7%	18.3%	7.1%
Latin America	136	12.4%	14.1%	(1.4)%
Total Mainline	$3,797	12.0%	13.1%	(1.0)%

Regional Affiliates	$765	9.6%	9.0%	0.7%

Total Consolidated	$4,562	11.6%	12.6%	(0.9)%

Adjusted Consolidated(2)	$4,502	7.7%	8.6%

(1)ASM (available seat miles)

(2)Consolidated Passenger Revenue and PRASM adjusted for Mileage Plus effects (See Footnote 11(b)).

For the full-year, regional affiliate PRASM, excluding special items, increased 2.0 percent on a 3.6 percent increase in capacity. Stage length for regional affiliates was up 4.9 percent for the full year compared to 2006. In the fourth quarter of 2007, regional affiliate PRASM improved 9.0 percent compared to the fourth quarter of 2006, on a 0.7 percent increase in capacity, a 0.8 point decrease in traffic, and a 10.6 percent rise in yield.

“We took decisive action early in the year to turn around our domestic performance, which is now producing revenue results on par with our strong international network,” said John Tague, EVP and chief revenue officer. “Our network actions and strong alliance relationships enabled an unmatched performance in the Atlantic on growing capacity; the results underscore that we are making the right moves.”

Focus on Cost Control Continues

For the full-year, mainline CASM, excluding fuel, severance and special items, increased 3.1 percent, from 7.63 cents to 7.87 cents, and reflects the successful completion of United’s 2007 $400 million cost reduction program.

Fourth quarter mainline CASM increased by 13.3 percent year-over-year to 12.39 cents. Excluding fuel and special items, mainline CASM increased by 9.2 percent to 8.28 cents from the fourth quarter of 2006, a 1.7 point increase from prior guidance. Lower capacity, higher staffing, higher glycol and other related costs due to the storms in December accounted for 0.7 point to the increase.  Another 0.6 point of the increase was from increased profit-sharing as strong revenue performance and a lower fuel price resulted in a smaller pre-tax loss than the company anticipated.

		Fourth Quarter Increase/(Decrease)

	Mainline			Consolidated
			%			%
	2007	2006	Chg.	2007	2006	Chg.
CASM (cents)	12.39	10.94	13.3%	13.08	11.61	12.7%
CASM excluding fuel and special items (cents)	8.28	7.58	9.2%	8.72	8.10	7.7%

The company has classified its various fuel hedging positions as economic hedges. The company recorded a net gain of $25 million on hedge contracts in the fourth quarter - a realized gain of $5 million relating to the current quarter and an unrealized gain of $20 million relating to contracts settling in future periods. These benefits were recorded in fourth quarter mainline aircraft fuel expense.

Implementation Of Continuous Improvement and Standard Work Enables Strong Employee Productivity

Employee productivity (mainline available seat miles divided by employee equivalents) increased 1.9 percent in 2007 to 2,750 ASMs per employee equivalent, reflecting our continuous improvement accomplishments.  Employee productivity declined in the fourth quarter by 1.0 percent, reflecting the company’s decision to further reduce mainline capacity while continuing to maintain staffing levels necessary to support its customer experience initiatives.

Aircraft productivity, as measured by fleet utilization, declined by 2.7 percent year-over-year in the fourth quarter of 2007 to an average of approximately 10 hours and 42 minutes per day as the company reduced domestic capacity to improve revenue performance.

The company ranked third in DOT on-time arrival statistics, among the six major U.S. network carriers, for the twelve months ending November, the latest results available, climbing the rankings by two positions since last year.

“Our employees did great work enabling us to improve our on-time ranking for the year among the six network carriers despite difficult weather and industry ATC conditions,” said Pete McDonald, EVP and chief operating officer. “Our performance in 2007 was competitive, and we are taking a number of actions to improve the service we deliver to our customers this year.”

Business Highlights

•                                         United launched service during the quarter from Los Angeles to Hong Kong and Frankfurt, and from Washington Dulles to Rio de Janeiro and increased its service from Dulles to Kuwait, strengthening its international network and providing additional options for customers to travel the world. In addition, the company announced that it will serve nine new cities from its hub in Washington, D.C. and two new cities from its hub in Los Angeles.  United Express will serve these new domestic markets, reflecting the company’s effort to responsibly manage capacity while delivering the route network and schedule customers demand.

•                                          United continued to focus on delivering top-tier customer experience, ranking third among the six network carriers for Arrival:14 despite having the highest exposure to the seven most ATC challenged airports in the U.S. and also ranked third in baggage performance year-to-date among the same peer set. The company continues to have the fewest involuntary denied boardings of any network carrier based on the last available results from September 2007.

•                                         In November, United launched its international premium product with new International Business Class and First Class seats that feature a personal inflight entertainment system, new business tools and exclusive personal amenities. The product offers United’s customers a premium cabin experience that surpasses its North American competitors and rivals the major global carriers.

“United became the first U.S. carrier to launch a truly lie-flat business class seat, and we are continuing our work to improve the experience for our customers, including a new premium lobby that will open at our largest hub in the coming weeks,” said Graham Atkinson, EVP and chief customer officer.

Fresh Start Reporting

Upon emergence from its Chapter 11 reorganization in February 2006, the company adopted fresh-start reporting in accordance with SOP 90-7.  The company’s emergence resulted in a new reporting entity with no retained earnings or accumulated deficit as of February 1, 2006.  Accordingly, the company’s financial information shown for periods prior to February 1, 2006 is not comparable to consolidated financial statements presented on or after that date.  For further discussion on fresh-start reporting, please refer to the company’s 2006 Form 10-K as filed with the Securities and Exchange Commission (SEC) as well as the 2007 Form 10-K that is expected to be filed with the SEC in February.

To offer additional information for investors, the company has identified certain items consisting only of major non-cash fresh-start reporting and exit-related credits and charges (Note 12).  While it is not practical for the company to present information for all items that are not comparable in the pre- and post-exit periods, the company believes that the items identified in Note 12 are the material non-cash fresh-start reporting and exit-related items and that such information is useful to investors in understanding year-over-year performance.   These fresh-start and exit-related items were discussed in the company’s Form 8-K filed with the Securities and Exchange Commission on May 8, 2006 and in the company’s 2006 Form 10-K.

Outlook

The company currently expects the following capacity for the first quarter of 2008 and full-year 2008:

Capacity (Available Seat Miles)	First Quarter 2008	Full-year 2008
North America	-6.5% to -6.0%	-4.5% to -3.5%
International	+9.5% to +10.0%	+5.5% to +6.5%
Mainline	+0.0% to +0.5%	-0.5% to +0.5%
Express	+0.5% to +1.0%	+1.0% to +2.0%
Consolidated	+0.0% to +0.5%	-0.5% to +0.5%

In order to help offset inflationary cost pressure, the company is instituting a $200 million non-fuel, cost reduction program in 2008. Including the effects of this program, the company expects 2008 full-year mainline CASM, excluding fuel and special items, to increase between 1.5 and 2.5 percent.  Mainline CASM, excluding fuel and special items, is anticipated to increase between 3.0 and 3.5 percent in the first quarter of 2008.

As of January 21, the company had hedged 16 percent of 2008 forecasted fuel consumption, of which approximately 74 percent is through three-way collars with upside protection beginning on average at a crude equivalent price of $89 per barrel and capped at $101 per barrel, with payment obligations beginning on average at crude equivalent price below $83 per barrel.  The remaining 26 percent is hedged through collars with upside protection beginning at an average crude equivalent price of $94 per barrel with payment obligations on average beginning at crude equivalent price below $81 per barrel.

The company has hedged approximately 15 percent of its estimated 2008 first quarter fuel consumption, primarily through three-way collars with upside protection beginning on average at a crude equivalent price of $91 per barrel and capped at $101 per barrel, with payment obligations beginning on average at crude equivalent price below $86 per barrel.

The company expects mainline jet fuel price per gallon, including the impact of hedges, to average $2.74 per gallon in the first quarter of 2008.

Note 11 to the attached Statements of Consolidated Operations provides a reconciliation of net income or loss reported under GAAP to net income or loss excluding reorganization items for all periods presented, as well as a reconciliation of other non-GAAP financial measures, including special items.

About United

United Airlines (NASDAQ: UAUA) operates more than 3,300* flights a day on United, United Express and Ted to more than 200 U.S. domestic and international destinations from its hubs in Chicago, Denver, Los Angeles, San Francisco and Washington, D.C.  With global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States.  United also is a founding member of Star Alliance, which provides connections for our customers to 897 destinations in 160 countries worldwide.  United’s 55,000 employees reside in every U.S. state and in many countries around the world.  News releases and other information about United can be found at the company’s Web site at united.com.

*Based on the flight schedule between Jan. 4, 2007 and Dec. 31, 2007.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Certain statements included in this press release are forward-looking and thus reflect the company’s current expectations and beliefs with respect to certain current and future events and financial performance.  Such forward-looking statements are and will be subject to many risks and uncertainties relating to the operations and business environment of the company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements.  Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the company’s ability to comply with the terms of its credit facility; the costs and availability of financing; the company’s ability to execute its business plan; the company’s ability to attract, motivate and/or retain key employees; the company’s ability to attract and retain customers; demand for transportation in the markets in which the company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and refining capacity in relevant markets); the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of jet fuel; our ability to cost-effectively hedge against increases in the price of jet fuel; the costs associated with security measures and practices; labor costs; competitive pressures on pricing and on demand; capacity decisions of United and/or its competitors; U.S. or foreign governmental legislation, regulation and other actions, including the effect of open skies agreements; the ability of the company to maintain satisfactory labor relations and our ability to avoid any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth from time to time in UAL’s reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the company that such matters will be realized.  The company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

UAL CORPORATION AND SUBSIDIARY COMPANIES

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

(In millions, except per share amounts)

	Three Months Ended December 31,		% Increase/
(In accordance with GAAP)	2007	2006	(Decrease)
Operating revenues:
Passenger - United Airlines	$3,797	$3,389	12.0
Passenger - Regional Affiliates	765	698	9.6
Cargo	223	193	15.5
Other operating revenues	245	306	(19.9)
	5,030	4,586	9.7
Operating expenses:
Aircraft fuel	1,432	1,139	25.7
Salaries and related costs	1,112	1,052	5.7
Regional affiliates (a)	765	700	9.3
Purchased services	366	319	14.7
Aircraft maintenance materials and outside repairs	306	241	27.0
Depreciation and amortization	231	228	1.3
Landing fees and other rent	222	232	(4.3)
Distribution expenses (Note 4)	183	174	5.2
Aircraft rent	99	97	2.1
Cost of third party sales	78	143	(45.5)
Special operating items (Note 5)	—	(6)	(100.0)
Other operating expenses	300	244	23.0
	5,094	4,563	11.6

Earnings (loss) from operations	(64)	23	—

Other income (expense):
Interest expense	(155)	(212)	(26.9)
Interest income	66	76	(13.2)
Interest capitalized	5	5	—
Gain on sale of investment	41	—	—
Miscellaneous, net	9	9	—
	(34)	(122)	(72.1)

Loss before income taxes and equity in earnings (loss) of affiliates	(98)	(99)	(1.0)
Income tax benefit	(43)	(39)	10.3

Loss before equity in earnings (loss) of affiliates	(55)	(60)	(8.3)
Equity in earnings (loss) of affiliates, net of tax	2	(1)	—
Net loss	$(53)	$(61)	(13.1)

Loss per share, basic and diluted	$(0.47)	$(0.55)

Weighted average shares, basic and diluted	117.7	116.0

See accompanying notes.

(a)   Regional affiliates expense includes regional aircraft rent expense.  See Note 3 for more information.

UAL CORPORATION AND SUBSIDIARY COMPANIES

SUCCESSOR AND PREDECESSOR COMPANY

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

(In millions, except per share amounts)

	Successor	(Note 2)	Successor	Predecessor
	Twelve Months	Combined	Period from	Period from
	Ended	Periods Ended	February 1	January 1%
	December 31,	December 31,	to December 31,	to January 31,	Increase/
(In accordance with GAAP)	2007	2006	2006	2006	(Decrease)
Operating revenues:
Passenger - United Airlines	$15,254	$14,367	$13,293	$1,074	6.2
Passenger - Regional Affiliates	3,063	2,901	2,697	204	5.6
Cargo	770	750	694	56	2.7
Special operating items (Note 5)	45	—	—	—	—
Other operating revenues	1,011	1,322	1,198	124	(23.5)
	20,143	19,340	17,882	1,458	4.2
Operating expenses:
Aircraft fuel	5,003	4,824	4,462	362	3.7
Salaries and related costs	4,261	4,267	3,909	358	(0.1)
Regional affiliates (a)	2,941	2,824	2,596	228	4.1
Purchased services	1,346	1,246	1,148	98	8.0
Aircraft maintenance materials and outside repairs	1,166	1,009	929	80	15.6
Depreciation and amortization	925	888	820	68	4.2
Landing fees and other rent	876	876	801	75	—
Distribution expenses (Note 4)	779	798	738	60	(2.4)
Aircraft rent	406	415	385	30	(2.2)
Cost of third party sales	316	679	614	65	(53.5)
Special operating items (Note 5)	(44)	(36)	(36)	—	22.2
Other operating expenses	1,131	1,103	1,017	86	2.5
	19,106	18,893	17,383	1,510	1.1

Earnings (loss) from operations	1,037	447	499	(52)	132.0

Other income (expense):
Interest expense	(661)	(770)	(728)	(42)	(14.2)
Interest income	257	249	243	6	3.2
Interest capitalized	19	15	15	—	26.7
Gain on sale of investment	41	—	—	—	—
Miscellaneous, net	2	14	14	—	(85.7)
	(342)	(492)	(456)	(36)	(30.5)

Earnings (loss) before reorganization items, income taxes and equity in earnings of affiliates	695	(45)	43	(88)	—
Reorganization items, net (Note 7)	—	22,934	—	22,934	(100.0)

Earnings before income taxes and equity in earnings of affiliates	695	22,889	43	22,846	(97.0)
Income tax expense	297	21	21	—	NM

Earnings before equity in earnings of affiliates	398	22,868	22	22,846	(98.3)
Equity in earnings of affiliates, net of tax	5	8	3	5	(37.5)
Net income	$403	$22,876	$25	$22,851	(98.2)

Earnings per share, basic	$3.34		$0.14	$196.61
Earnings per share, diluted	$2.79		$0.14	$196.61

Weighted average shares, basic	117.4		115.5	116.2
Weighted average shares, diluted	153.7		116.2	116.2

See accompanying notes.

(a)   Regional affiliates expense includes regional aircraft rent expense.  See Note 3 for more information.

NM Not meaningful.

UAL CORPORATION AND SUBSIDIARY COMPANIES

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(In millions)

	Three Months Ended December 31,		% Increase/	Twelve Months Ended December 31,		% Increase/
(In accordance with GAAP)	2007	2006	(Decrease)	2007	2006	(Decrease)

Cash flows provided by operating activities	$132	$293	(54.9)	$2,134	$1,562	36.6

Cash flows provided (used) by investing activities:
Net (purchases) sales of short-term investments	604	(309)	—	(1,983)	(235)	NM
Additions to property and equipment	(230)	(110)	109.1	(658)	(362)	81.8
Proceeds from the sale of investment	128	—	—	128	—	—
Purchases of EETC securities	(20)	—	—	(96)	—	—
Other, net	15	18	(16.7)	49	347	(85.9)
	497	(401)	—	(2,560)	(250)	NM

Cash flows provided (used) by reorganization activities	—	—	—	—	(23)	(100.0)

Cash flows provided (used) by financing activities:
Proceeds from Credit Facility	—	—	—	—	2,961	(100.0)
Repayment of Credit Facility	(500)	—	—	(1,495)	(175)	NM
Repayment of other long-term debt	(108)	(119)	(9.2)	(1,257)	(688)	82.7
Repayment of DIP Financing	—	—	—	—	(1,157)	(100.0)
Proceeds from issuance of long-term debt	—	—	—	694	—	—
Principal payments under capital leases	(117)	(33)	254.5	(177)	(104)	70.2
Decrease in capital lease deposits	80	—	—	80	—	—
Other, net	12	11	9.1	8	(55)	—
	(633)	(141)	348.9	(2,147)	782	—

Increase (decrease) in cash and cash equivalents during the period	(4)	(249)	(98.4)	(2,573)	2,071	—
Cash and cash equivalents at beginning of the period	1,263	4,081	(69.1)	3,832	1,761	117.6
Cash and cash equivalents at end of the period	$1,259	$3,832	(67.1)	$1,259	$3,832	(67.1)

Reconciliation of cash and cash equivalents to total cash and cash equivalents, short-term investments and restricted cash:

	As of		%
	December 31,		Increase/
	2007	2006	(Decrease)

Cash and cash equivalents	$1,259	$3,832	(67.1)
Short-term investments	2,295	312	NM
Restricted cash	756	847	(10.7)
Total cash and cash equivalents, short-term investments and restricted cash	$4,310	$4,991	(13.6)

(a)See Note 11[i] for the Company’s computation of free cash flow.

CONSOLIDATED NOTES (UNAUDITED)

(1)UAL Corporation (“UAL” or the “Company”) is a holding company whose principal subsidiary is United Air Lines, Inc. (“United”).  On December 9, 2002, UAL, United and twenty-six direct and indirect wholly-owned subsidiaries filed Chapter 11 petitions for relief in the U.S. Bankruptcy Court for the Northern District of Illinois.  On February 1, 2006, the Company emerged from Chapter 11.

(2)In connection with its emergence from Chapter 11 bankruptcy protection, the Company implemented fresh-start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.”  As a result of the application of fresh-start reporting, the financial statements prior to February 1, 2006 are not comparable with the financial statements after February 1, 2006.  However, the successor period for the twelve months ended December 31, 2007 has been compared to the combined Successor and Predecessor periods for the twelve months ended December 31, 2006.  The Company believes that these comparisons provide management and investors a useful perspective of the Company’s on-going financial and operational performance and trends.  References to “Successor Company” refer to UAL on or after February 1, 2006, after giving effect to the application of fresh-start reporting.  References to “Predecessor Company” refer to UAL prior to February 1, 2006.

(3)United has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express.  Under these agreements, United pays the regional carriers contractually agreed fees for crew expenses, maintenance expenses and other costs of operating these flights.  These costs include aircraft rents of $105 million and $107 million for the three months ended December 31, 2007 and 2006, respectively, and $425 million and $437 million for the twelve months ended December 31, 2007 and 2006, respectively, which are included in regional affiliate expense in our Statements of Consolidated Operations.

(4)Distribution expenses include commissions, global distribution systems (“GDS”) and credit card transaction fees.  Prior period information has been reclassified to conform to the current period presentation. GDS and credit card transaction fees were previously classified as components of Purchased services in the Company’s 2006 financial statements.

(5)In the third quarter of 2007, the Company recorded a change in estimate of $59 million for certain liabilities relating to bankruptcy administrative claims.   This adjustment resulted directly from the progression of the Company’s ongoing efforts to resolve certain bankruptcy pre-confirmation contingencies.  The Company classified these changes in estimate as special items in the accompanying financial statements, as they are related directly to the ongoing resolution of bankruptcy administrative claims.  This classification is consistent with classification used to report the effects of similar claims resolved in other quarterly periods since exit from bankruptcy.  The Company therefore recorded a special operating revenue credit of $45 million, and a special operating expense credit of $14 million for these changes in estimate.

In the fourth quarter of 2006, the Company recorded a net credit of $6 million for bankruptcy related contingencies consisting of a $24 million credit for pension related matters and an $18 million charge for lease related matters. The Company recorded special operating expense credits of $44 million in the twelve months ended December 31, 2007 consisting of $30 million for lease matters and a third quarter special item of $14 million, discussed above. The comparable twelve month period of 2006 included a net benefit of $36 million for facility lease secured interests and pension related matters.  The facility lease secured interest litigation remains unresolved from the Company’s recent reorganization.

(6)In the third quarter of 2007, the Company separately recorded a $26 million benefit from a change in estimate to certain other contingent liabilities, which was recorded as a credit to mainline passenger revenues of $22 million, and to regional affiliate revenues of $4 million.  The Company classified this benefit to passenger revenue, since it represents an adjustment to contingent liabilities based largely on changes in underlying facts and circumstances occurring during the third quarter.

(7)          The net reorganization income of $22.9 billion recorded by the Predecessor Company in January 2006 consists of the following largely non-cash reorganization items: income of $24.6 billion from discharged claims and liabilities and $2.1 billion from the fair valuation of assets and liabilities, partially offset by charges of $2.4 billion related to the fair valuation of the Mileage Plus frequent flyer obligation, $0.9 billion from employee-related charges, $0.4 billion from contract rejection charges and $0.1 billion from various other non-cash charges.

(8)   Included in UAL’s operating earnings are the results of United’s wholly-owned subsidiary United Aviation Fuels Corporation (“UAFC”).

	Successor
	Three Months	Three Months		Twelve Months	Combined
	Ended	Ended		Ended	Periods Ended
	December 31,	December 31,	%	December 31,	December 31,	%
UAFC (In millions)	2007	2006	Change	2007	2006	Change
Other operating revenues	$4	$54	(92.6)	$45	$352	(87.2)
Cost of third party sales	2	51	(96.1)	36	342	(89.5)
Earnings from operations	$2	$3	(33.3)	$9	$10	(10.0)

(9)          UAL’s results of operations include aircraft fuel expense for both United mainline jet operations and regional affiliates. Aircraft fuel expense incurred as a result of the Company’s regional affiliates’ operations is reflected in Regional affiliates operating expense. In accordance with UAL’s agreement with its regional affiliates, these costs are incurred by the Company.

	Year-Over-Year Impact of Fuel Expense
	United Mainline and Regional Affiliate Operations
	Successor
	Three Months	Three Months		Twelve Months	Combined
	Ended	Ended		Ended	Periods Ended
	December 31,	December 31,	%	December 31,	December 31,	%
(In millions, except per gallon)	2007	2006	Change	2007	2006	Change
Mainline fuel expense	$1,432	$1,139	25.7	$5,003	$4,824	3.7
Regional affiliates fuel expense	262	196	33.7	915	834	9.7
United system fuel expense	$1,694	$1,335	26.9	$5,918	$5,658	4.6

Mainline fuel consumption (gallons)	566	567	(0.2)	2,292	2,290	0.1
Mainline average jet fuel price per gallon (in cents)	253.0	201.0	25.9	218.3	210.7	3.6

Regional affiliates fuel consumption (gallons)	93	94	(1.1)	377	373	1.1
Regional affiliates average jet fuel price per gallon (in cents)	281.7	208.5	35.1	242.7	223.2	8.7

CONSOLIDATED NOTES (UNAUDITED)

(10)    The tables below set forth certain operating statistics by geographic region and the Company’s mainline, regional affiliates and consolidated operations, excluding special items:

(% change from prior year)
Three months ended December 31, 2007	North America	Pacific	Atlantic	Latin	Mainline	Regional Affiliates	Consolidated
Passenger revenues	6.7	18.0	26.7	12.4	12.0	9.6	11.6
ASM	(5.0)	4.8	7.1	(1.4)	(1.0)	0.7	(0.9)
RPM	(4.6)	0.9	10.4	(2.7)	(1.2)	(0.8)	(1.2)
PRASM	12.3	12.7	18.3	14.1	13.1	9.0	12.6
Yield [a]	11.9	16.8	16.3	15.5	13.5	10.6	13.0
Load factor (points)	0.3	(3.0)	2.4	(1.1)	(0.1)	(1.1)	(0.3)

(% change from prior year)
Twelve months ended December 31, 2007	North America	Pacific	Atlantic	Latin	Mainline	Regional Affiliates	Consolidated
Passenger revenues	1.1	12.7	21.5	1.1	6.2	5.6	6.1
ASM	(3.3)	2.9	6.8	(10.2)	(0.8)	3.6	(0.4)
RPM	(1.5)	1.1	7.6	(11.0)	(0.1)	3.2	0.2
PRASM	4.5	9.5	13.8	12.7	7.1	2.0	6.5
Yield [a]	2.8	11.5	13.7	13.6	6.2	2.3	5.9
Load factor (points)	1.5	(1.5)	0.6	(0.7)	0.6	(0.3)	0.5

        [a] Yields for geographic regions exclude charter revenue, industry reduced fares, passenger charges and related revenue passenger miles.

(11)    Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis.  The Company’s consolidated financial statements for the periods prior to its exit from bankruptcy are not comparable to the statements presented after exit. Further, the Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence.  The Company also believes that adjusting for special items and costs associated with financing transactions is useful to investors because they are non-recurring items not indicative of the Company’s on-going performance. In addition, the Company adjusts for Mileage Plus impacts for better comparison to several of its peers as many still apply the incremental cost method of accounting to their loyalty plans.

                        The tables below set forth the reconciliation of GAAP and non-GAAP financial measures for certain operating statistics that are used in determining key indicators such as adjusted passenger revenue per revenue passenger mile (“Yield”), operating revenue per available seat mile (“RASM”), operating margin, net income (loss) and operating expense per available seat mile (“CASM”).  The special credits to revenue of $45 million, which are discussed in Note 5 above, are added back to Mainline ($37 million) and United Express ($8 million) passenger revenues, in the tables below, to present these revenues and related unit measures on a GAAP basis.

	Successor
	Three Months	Three Months		Twelve Months	Combined
	Ended	Ended		Ended	Periods Ended
	December 31,	December 31,	%	December 31,	December 31,	%
	2007	2006	Change	2007	2006	Change
[a]Yield (In millions)
Mainline
Passenger - United Airlines	$3,797	$3,389	12.0	$15,254	$14,367	6.2
Add: Income from special item	—	—	—	37	—	—
Less: industry reduced fares and passenger charges	(11)	(11)	—	(45)	(48)	(6.3)
Mainline adjusted passenger revenue	$3,786	$3,378	12.1	$15,246	$14,319	6.5
Mainline revenue passenger miles	27,890	28,234	(1.2)	117,399	117,470	(0.1)
Adjusted mainline yield (in cents)	13.57	11.96	13.5	12.99	12.19	6.6

Passenger - United Airlines	$3,797	$3,389	12.0	$15,254	$14,367	6.2
Less: industry reduced fares and passenger charges	(11)	(11)	—	(45)	(48)	(6.3)
Mainline adjusted passenger revenue	$3,786	$3,378	12.1	$15,209	$14,319	6.2
Adjusted mainline yield (in cents)	13.57	11.96	13.5	12.95	12.19	6.2

Regional Affiliates
Passenger - United Express	$765	$698	9.6	$3,063	$2,901	5.6
Add: Income from special item	—	—	—	8	—	—
Regional affiliates passenger revenue	$765	$698	9.6	$3,071	$2,901	5.9
Regional affiliates revenue passenger miles	3,013	3,037	(0.8)	12,649	12,257	3.2
Regional affiliates yield (in cents)	25.39	22.96	10.6	24.28	23.67	2.6

Consolidated
Consolidated passenger revenue	$4,562	$4,087	11.6	$18,317	$17,268	6.1
Add: Income from special item	—	—	—	45	—	—
Less: industry reduced fares and passenger charges	(11)	(11)	—	(45)	(48)	(6.3)
Consolidated adjusted passenger revenue	$4,551	$4,076	11.7	$18,317	$17,220	6.4
Consolidated revenue passenger miles	30,903	31,271	(1.2)	130,048	129,727	0.2
Adjusted consolidated yield (in cents)	14.73	13.03	13.0	14.08	13.27	6.1

Consolidated passenger revenue	$4,562	$4,087	11.6	$18,317	$17,268	6.1
Less: industry reduced fares and passenger charges	(11)	(11)	—	(45)	(48)	(6.3)
Consolidated adjusted passenger revenue	$4,551	$4,076	11.7	$18,272	$17,220	6.1
Adjusted consolidated yield (in cents)	14.73	13.03	13.0	14.05	13.27	5.9

CONSOLIDATED NOTES (UNAUDITED)

	Successor
	Three Months	Three Months		Twelve Months	Combined
	Ended	Ended		Ended	Periods Ended
	December 31,	December 31,	%	December 31,	December 31,	%
	2007	2006	Change	2007	2006	Change
[b]PRASM (In millions)
Mainline
Passenger - United Airlines	$3,797	$3,389	12.0	$15,254	$14,367	6.2
Add: Income from special item	—	—	—	37	—	—
Mainline passenger revenue	$3,797	$3,389	12.0	$15,291	$14,367	6.4
Mainline available seat miles	34,949	35,315	(1.0)	141,890	143,095	(0.8)
Mainline PRASM (in cents)	10.86	9.60	13.1	10.78	10.04	7.4

Passenger - United Airlines	$3,797	$3,389	12.0	$15,254	$14,367	6.2
Add: Mileage Plus - effect of accounting change	50	79	(36.7)	230	131	75.6
Less: Mileage Plus - effect of expiration period change	(100)	—	—	(204)	—	—
Mainline adjusted passenger revenue	$3,747	$3,468	8.0	$15,280	$14,498	5.4
Adjusted mainline PRASM (in cents)	10.72	9.82	9.2	10.77	10.13	6.3

Regional Affiliates
Passenger - Regional Affiliates	$765	$698	9.6	$3,063	$2,901	5.6
Add: Income from special item	—	—	—	8	—	—
Regional affiliates passenger revenue	$765	$698	9.6	$3,071	$2,901	5.9
Regional affiliates available seat miles	3,999	3,973	0.7	16,301	15,740	3.6
Regional affiliates PRASM (in cents)	19.13	17.55	9.0	18.84	18.43	2.2

Consolidated
Consolidated passenger revenues	$4,562	$4,087	11.6	$18,317	$17,268	6.1
Add: Income from special items	—	—	—	45	—	—
Consolidated passenger revenues including special items	$4,562	$4,087	11.6	$18,362	$17,268	6.3
Consolidated available seat miles	38,948	39,288	(0.9)	158,191	158,835	(0.4)
Consolidated PRASM (in cents)	11.71	10.40	12.6	11.61	10.87	6.8

Consolidated passenger revenues	$4,562	$4,087	11.6	$18,317	$17,268	6.1
Add: Mileage Plus - effect of accounting change	61	95	(35.8)	277	158	75.3
Less: Mileage Plus - effect of expiration period change	(121)	—	—	(246)	—	—
Adjusted consolidated passenger revenues	$4,502	$4,182	7.7	$18,348	$17,426	5.3
Adjusted consolidated PRASM (in cents)	11.56	10.64	8.6	11.60	10.97	5.7

[c]RASM (In millions)
Mainline
Consolidated operating revenues	$5,030	$4,586	9.7	$20,143	$19,340	4.2
Less: Passenger - Regional Affiliates	(765)	(698)	9.6	(3,063)	(2,901)	5.6
Less: Regional Affiliates special items	—	—	—	(8)	—	—
Mainline operating revenues	$4,265	$3,888	9.7	$17,072	$16,439	3.9
Mainline available seat miles	34,949	35,315	(1.0)	141,890	143,095	(0.8)
Mainline RASM (in cents)	12.20	11.01	10.8	12.03	11.49	4.7

Mainline operating revenues	$4,265	$3,888	9.7	$17,072	$16,439	3.9
Less: UAFC (i)	(4)	(54)	(92.6)	(45)	(352)	(87.2)
Adjusted mainline operating revenues	$4,261	$3,834	11.1	$17,027	$16,087	5.8
Adjusted mainline RASM (in cents)	12.19	10.86	12.2	12.00	11.24	6.8

Mainline operating revenues excluding UAFC	$4,261	$3,834	11.1	$17,027	$16,087	5.8
Less: Income from special items	—	—	—	(37)	—	—
Adjusted mainline operating revenues	$4,261	$3,834	11.1	$16,990	$16,087	5.6
Adjusted mainline RASM (in cents)	12.19	10.86	12.2	11.97	11.24	6.5

Consolidated
Consolidated operating revenues	$5,030	$4,586	9.7	$20,143	$19,340	4.2
Less: Income from special items	—	—	—	(45)	—	—
Adjusted operating revenues	$5,030	$4,586	9.7	$20,098	$19,340	3.9

Consolidated operating revenues	$5,030	$4,586	9.7	$20,143	$19,340	4.2
Less: UAFC (i)	(4)	(54)	(92.6)	(45)	(352)	(87.2)
Adjusted consolidated operating revenues	$5,026	$4,532	10.9	$20,098	$18,988	5.8
Consolidated available seat miles	38,948	39,288	(0.9)	158,191	158,835	(0.4)
Adjusted consolidated RASM (in cents)	12.90	11.54	11.8	12.70	11.95	6.3

Consolidated operating revenues excluding UAFC	$5,026	$4,532	10.9	$20,098	$18,988	5.8
Less: Income from special items	—	—	—	(45)	—	—
Adjusted consolidated operating revenues	$5,026	$4,532	10.9	$20,053	$18,988	5.6
Adjusted consolidated RASM (in cents)	12.90	11.54	11.8	12.68	11.95	6.1

CONSOLIDATED NOTES (UNAUDITED)

	Successor
	Three Months	Three Months		Twelve Months	Combined
	Ended	Ended		Ended	Periods Ended
	December 31,	December 31,	%	December 31,	December 31,	%
	2007	2006	Change	2007	2006	Change
[d] Operating Margin (In millions)
Consolidated operating earnings (loss)	$(64)	$23	—	$1,037	$447	132.0
Add: Severance	—	—	—	—	22	(100.0)
Less: Income from special revenue items	—	—	—	(45)	—	—
Less: Income from special expense items	—	(6)	(100.0)	(44)	(36)	22.2
Adjusted operating income (loss)	$(64)	$17	—	$948	$433	118.9
Consolidated operating revenues	$5,030	$4,586	9.7	$20,143	$19,340	4.2
Operating margin (percent)	(1.3)	0.5	(1.8) pt.	5.1	2.3	2.8 pt.
Adjusted operating margin (percent)	(1.3)	0.4	(1.7) pt.	4.7	2.2	2.5 pt.

[e] Pre-tax income (loss) (In millions)
Earnings (loss) before income taxes	$(98)	$(99)	(1.0)	$695	$22,889	(97.0)
Less: Reorganization income, net	—	—	—	—	(22,934)	(100.0)
Adjusted pre-tax income (loss)	(98)	(99)	(1.0)	695	(45)	—
Less: Income from special revenue items	—	—	—	(45)	—	—
Less: Income from special expense items	—	(6)	(100.0)	(44)	(36)	22.2
Add: Severance	—	—	—	—	22	(100.0)
Adjusted pre-tax income (loss)	$(98)	$(105)	(6.7)	$606	$(59)	—
Pre-tax margin (percent)	(1.9)	(2.2)	0.3 pt.	3.5	NM	NM
Adjusted pre-tax margin (percent)	(1.9)	(2.3)	0.4 pt.	3.0	(0.3)	3.3 pt.

[f] Net income (loss) (In millions)
Net income (loss)	$(53)	$(61)	(13.1)	$403	$22,876	(98.2)
Less: Reorganization income, net	—	—	—	—	(22,934)	(100.0)
Less: Income from special revenue items	—	—	—	(45)	—	—
Less: Income from special expense items	—	(6)	(100.0)	(44)	(36)	22.2
Add: Severance	—	—	—	—	22	(100.0)
Add: Income tax expense (ii)	—	4	(100.0)	38	7	442.9
Adjusted net income (loss)	$(53)	$(63)	(15.9)	$352	$(65)	—

[g] CASM (In millions)
Mainline
Consolidated operating expenses	$5,094	$4,563	11.6	$19,106	$18,893	1.1
Less: Regional affiliates	(765)	(700)	9.3	(2,941)	(2,824)	4.1
Mainline operating expenses	$4,329	$3,863	12.1	$16,165	$16,069	0.6
Mainline available seat miles	34,949	35,315	(1.0)	141,890	143,095	(0.8)
Mainline CASM (in cents)	12.39	10.94	13.3	11.39	11.23	1.4

Mainline operating expenses	$4,329	$3,863	12.1	$16,165	$16,069	0.6
Less: mainline fuel expense	(1,432)	(1,139)	25.7	(5,003)	(4,824)	3.7
Less: cost of third party sales - UAFC (i)	(2)	(51)	(96.1)	(36)	(342)	(89.5)
Add:income from special items	—	6	(100.0)	44	36	22.2
Less: severance	—	—	—	—	(22)	(100.0)
Adjusted mainline operating expense	$2,895	$2,679	8.1	$11,170	$10,917	2.3
Adjusted mainline CASM (in cents)	8.28	7.58	9.2	7.87	7.63	3.1

Consolidated
Consolidated operating expenses	$5,094	$4,563	11.6	$19,106	$18,893	1.1
Less: fuel expense & UAFC (i)	(1,696)	(1,386)	22.4	(5,954)	(6,000)	(0.8)
Add:income from special items	—	6	(100.0)	44	36	22.2
Less: severance	—	—	—	—	(22)	(100.0)
Adjusted consolidated operating expenses	$3,398	$3,183	6.8	$13,196	$12,907	2.2
Consolidated available seat miles	38,948	39,288	(0.9)	158,191	158,835	(0.4)
Adjusted consolidated CASM (in cents)	8.72	8.10	7.7	8.34	8.13	2.6

[h] Operating expenses (In millions)
Consolidated operating expenses	$5,094	$4,563	11.6	$19,106	$18,893	1.1
Add: income from special items	—	6	(100.0)	44	36	22.2
Less: severance	—	—	—	—	(22)	(100.0)
Adjusted operating expenses	$5,094	$4,569	11.5	$19,150	$18,907	1.3

[i] Operating cash flow (In millions)
Operating cash flow	$132	$293	(54.9)	$2,134	$1,562	36.6
Less: capital expenditures	(230)	(110)	109.1	(658)	(362)	81.8
Free cash flow	$(98)	$183	—	$1,476	$1,200	23.0

Annual free cash flow				$1,476	$1,200	23.0
Add: aircraft refinancing transactions				197	—	—
Adjusted annual free cash flow				$1,673	$1,200	39.4

(i)  UAFC’s revenues and expenses are not derived from mainline jet operations.  Therefore, UAL has excluded these revenues and expenses from the above reported GAAP financial measures.  See Note 8, above, for more details.

(ii)  The income tax adjustment represents the difference in the income tax provision between actual Successor Company net income and adjusted Successor Company net income for the twelve and eleven months ended December 31, 2007 and 2006; calculated using an effective tax rate of 43% and 48%, respectively.

NM - Not meaningful.

CONSOLIDATED NOTES (UNAUDITED)

(12)    The table below sets forth the estimated exit-related and fresh-start reporting impacts on the Company’s results of operations.

	2007 Increase (Decrease)
	YTD	4Q	3Q	2Q	1Q
(In millions)	Estimate	Estimate	Estimate	Estimate	Estimate
Revenue impact:
Mileage Plus revenue	$(31)	$60	$15	$1	$(107)	[a]

Operating expense impact:
Share-based compensation	49	12	11	11	15	[b]
Mileage Plus marketing expense	(30)	(8)	(5)	(6)	(11)	[a]
Postretirement welfare cost	56	14	14	14	14	[c]
Depreciation and amortization	76	19	19	19	19	[d]
Deferred gain	72	18	18	18	18	[e]
Total operating expense impact	223	55	57	56	55

Non-operating expense impact:
Non-cash and fresh-start interest expense	$(6)	$7	$(4)	$(15)	$6	[f]

[a]          In connection with its emergence from Chapter 11 protection effective February 1, 2006, the Company adopted fresh-start reporting. Accordingly, the Company elected to change its accounting policy from an incremental cost basis to a deferred revenue model to measure the obligation for the Mileage Plus Frequent Flyer program. Adjustments to the obligation are recorded to operating revenues. Historically, adjustments were based upon incremental costs and were recorded in both operating revenues and advertising expense.

                        The deferred revenue model is more volatile than the incremental cost basis. Because all miles are now accounted for under the deferred revenue model, the amount of revenue recognized is more sensitive to the number of miles earned and redeemed during the period than the incremental cost basis.

[b]         In accordance with the plan of reorganization, the Company implemented stock-based compensation plans for certain management employees and non-employee directors.  The Company adopted SFAS 123R effective January 1, 2006 and recorded compensation expense for such plans.

[c]          In accordance with fresh-start reporting, the Company revalued its liabilities effective February 1, 2006 to fair value.  As a result, all prior period service credits related to postretirement costs were eliminated.

[d]         In accordance with fresh-start reporting, the Company revalued its assets to fair value effective February 1, 2006.  As a result, definite lived intangible asset values increased substantially which results in higher associated amortization expense.  In addition, the value of the Company’s operating property and equipment was significantly reduced which results in lower depreciation expense.  The Company has estimated the net impact of changes in asset values at fresh-start on net depreciation and amortization.

[e]          In accordance with fresh-start reporting, the Company revalued its liabilities effective February 1, 2006 to fair value.  As a result, all deferred gains on aircraft sale/leasebacks were eliminated.

[f]            As a result of fresh-start reporting, the Company recognizes certain non-cash interest expenses, including the amortization of mark-to-market discounts on all debt and capital leases.

(13)    The following table presents additional detail on the Mileage Plus impacts summarized in the table above. These items consist of (1) the additional amount of revenue that the Company estimates would have been recognized had we continued to apply the incremental cost method of accounting after exiting bankruptcy and (2) the estimated impact of the change in the expiration period for inactive accounts from 36 months to 18 months.  The Company utilizes this adjustment for comparison of its performance to its peers, as certain of our peers currently still apply the incremental cost method of accounting.

	Increase (decrease)
	2007					2006
(In millions)	YTD	4Q	3Q	2Q	1Q	YTD	4Q
Mainline
Effect of accounting change	(230)	(50)	(30)	(37)	(113)	(131)	(79)
Effect of expiration period change	204	100	42	39	23	—	—
Total Mainline	(26)	50	12	2	(90)	(131)	(79)

Regional Affiliates
Effect of accounting change	(47)	(11)	(5)	(9)	(22)	(27)	(16)
Effect of expiration period change	42	21	8	8	5	—	—
Total Regional Affiliates	(5)	10	3	(1)	(17)	(27)	(16)

Consolidated
Effect of accounting change	(277)	(61)	(35)	(46)	(135)	(158)	(95)
Effect of expiration period change	246	121	50	47	28	—	—
Total Consolidated	(31)	60	15	1	(107)	(158)	(95)

CONSOLIDATED NOTES (UNAUDITED)

(14)    Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. Further, the Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence.  The Company also believes that adjusting for special items is useful to investors because they are non-recurring income and/or charges that are not indicative of the Company’s on-going performance.  The forecasted amounts shown below were estimated based on a forecasted jet fuel price of $2.74 per gallon for the first quarter of 2008.  Forecasted fuel amounts for the full year of 2008 are based on the forward curve using a forecasted jet fuel price of $2.70 per gallon.

	Three Months Ending					Twelve Months Ending
	March 31,					December 31,
	2008 Estimate		2007	YOY		2008 Estimate		2007	YOY
Operating expense per ASM - CASM (cents)	Low	High	Actual	% Change		Low	High	Actual	% Change

Mainline operating expense	12.63	12.67	10.93	15.6	15.9	12.37	12.45	11.39	8.6	9.3
Less: fuel expense & cost of third party sales - UAFC	(4.48)	(4.48)	(3.09)	45.0	45.0	(4.38)	(4.38)	(3.55)	23.4	23.4
Mainline excluding fuel & UAFC	8.15	8.19	7.84	4.0	4.5	7.99	8.07	7.84	1.9	2.9
Add: income from special items	—	—	0.07	(100.0)	(100.0)	—	—	0.03	(100.0)	(100.0)
Mainline excluding fuel, UAFC and special items	8.15	8.19	7.91	3.0	3.5	7.99	8.07	7.87	1.5	2.5

UAL CORPORATION AND SUBSIDIARY COMPANIES

Successor Company Operating Statistics

(Mainline and Regional Affiliates (a))

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,	%
	2007	2006	Change
Mainline revenue passengers (In thousands)	16,042	16,704	(4.0)

Revenue passenger miles - RPM (In millions)
Mainline	27,890	28,234	(1.2)
Regional affiliates	3,013	3,037	(0.8)
Consolidated	30,903	31,271	(1.2)

Available seat miles - ASM (In millions)
Mainline	34,949	35,315	(1.0)
Regional affiliates	3,999	3,973	0.7
Consolidated	38,948	39,288	(0.9)

Passenger load factor (percent)
Mainline	79.8	79.9	(0.1) pt.
Regional affiliates	75.3	76.4	(1.1) pt.
Consolidated	79.3	79.6	(0.3) pt.

Consolidated operating breakeven passenger load factor (percent)	80.5	79.2	1.3 pt.

Passenger revenue per passenger mile - Yield (cents) [See Note 11a]
Mainline adjusted	13.57	11.96	13.5
Regional affiliates	25.39	22.96	10.6
Consolidated adjusted	14.73	13.03	13.0

Passenger revenue per available seat mile - PRASM (cents) [See Note 11b]
Mainline	10.86	9.60	13.1
Mainline adjusted for Mileage Plus	10.72	9.82	9.2
Regional affiliates	19.13	17.55	9.0
Consolidated	11.71	10.40	12.6
Consolidated adjusted for Mileage Plus	11.56	10.64	8.6

Operating revenue per available seat mile - RASM (cents)[See Note 11c]
Mainline	12.20	11.01	10.8
Mainline excluding UAFC	12.19	10.86	12.2
Regional affiliates	19.13	17.55	9.0
Consolidated	12.91	11.67	10.6
Consolidated excluding UAFC	12.90	11.54	11.8

Operating expense per available seat mile - CASM (cents) [See Note 11g]
Mainline	12.39	10.94	13.3
Mainline excluding fuel, UAFC and special items	8.28	7.58	9.2
Regional affiliates	19.13	17.64	8.4
Consolidated	13.08	11.61	12.7
Consolidated excluding fuel, UAFC and special items	8.72	8.10	7.7

Mainline unit earnings (loss) (cents) (b)	(0.19)	0.07	—
Mainline unit earnings excluding fuel, UAFC and special items (cents) (b)	3.91	3.28	19.2

Number of aircraft in operating fleet at end of period
Mainline	460	460	—
Regional affiliates	279	290	(3.8)
Consolidated	739	750	(1.5)

Other Mainline Statistics
Mainline average price per gallon of jet fuel (cents)	253.0	201.0	25.9
Average full-time equivalent employees (thousands)	51.7	51.7	—
Mainline ASMs per equivalent employee - productivity (thousands)	676	683	(1.0)
Average stage length (in miles)	1,381	1,354	2.0
Fleet utilization (in hours and minutes)	10:42	11:00	(2.7)

(a)  Mainline includes United Air Lines, Inc. scheduled and chartered jet operations.  Regional affiliates include operations from regional carriers with whom the Company has entered into capacity purchase agreements to provide jet and turboprop operations branded as United Express.

(b) Unit earnings is calculated as RASM minus CASM.

UAL CORPORATION AND SUBSIDIARY COMPANIES

Combined Successor and Predecessor Company Operating Statistics

(Mainline and Regional Affiliates (a))

	Successor
	Twelve Months	Combined
	Ended	Periods Ended
	December 31,	December 31,	%
	2007	2006	Change
Mainline revenue passengers (In thousands)	68,386	69,325	(1.4)

Revenue passenger miles - RPM (In millions)
Mainline	117,399	117,470	(0.1)
Regional affiliates	12,649	12,257	3.2
Consolidated	130,048	129,727	0.2

Available seat miles - ASM (In millions)
Mainline	141,890	143,095	(0.8)
Regional affiliates	16,301	15,740	3.6
Consolidated	158,191	158,835	(0.4)

Passenger load factor (percent)
Mainline	82.7	82.1	0.6 pt.
Regional affiliates	77.6	77.9	(0.3) pt.
Consolidated	82.2	81.7	0.5 pt.

Consolidated operating breakeven passenger load factor (percent)	77.6	79.6	(2.0) pt.

Passenger revenue per passenger mile - Yield (cents) [See Note 11a]
Mainline adjusted	12.99	12.19	6.6
Mainline adjusted for special items	12.95	12.19	6.2
Regional affiliates	24.28	23.67	2.6
Regional affiliates adjusted for special items	24.22	23.67	2.3
Consolidated adjusted	14.08	13.27	6.1
Consolidated adjusted for special items	14.05	13.27	5.9

Passenger revenue per available seat mile - PRASM (cents) [See Note 11b]
Mainline	10.78	10.04	7.4
Mainline adjusted for special items	10.75	10.04	7.1
Mainline adjusted for special items and Mileage Plus	10.77	10.13	6.3
Regional affiliates	18.84	18.43	2.2
Regional affiliates adjusted for special items (b)	18.79	18.43	2.0
Consolidated	11.61	10.87	6.8
Consolidated adjusted for special items	11.58	10.87	6.5
Consolidated adjusted for special items and Mileage Plus	11.60	10.97	5.7

Operating revenue per available seat mile - RASM (cents)[See Note 11c]
Mainline	12.03	11.49	4.7
Mainline excluding UAFC	12.00	11.24	6.8
Mainline adjusted for UAFC and special items	11.97	11.24	6.5
Regional affiliates	18.84	18.43	2.2
Regional affiliates adjusted for special items (b)	18.79	18.43	2.0
Consolidated	12.73	12.18	4.5
Consolidated excluding UAFC	12.70	11.95	6.3
Consolidated adjusted for UAFC and special items	12.68	11.95	6.1

Operating expense per available seat mile - CASM (cents) [See Note 11g]
Mainline	11.39	11.23	1.4
Mainline excluding fuel, UAFC, special items and severance	7.87	7.63	3.1
Regional affiliates	18.04	17.94	0.6
Consolidated	12.08	11.89	1.6
Consolidated excluding fuel, UAFC, special items and severance	8.34	8.13	2.6

Mainline unit earnings (cents) (c)	0.64	0.26	146.2
Mainline unit earnings excluding fuel, UAFC, special items and severance (cents) (c)	4.10	3.61	13.6

Number of aircraft in operating fleet at end of period
Mainline	460	460	—
Regional affiliates	279	290	(3.8)
Consolidated	739	750	(1.5)

Other Mainline Statistics
Mainline average price per gallon of jet fuel (cents)	218.3	210.7	3.6
Average full-time equivalent employees (thousands)	51.6	53.0	(2.6)
Mainline ASMs per equivalent employee - productivity (thousands)	2,750	2,700	1.9
Average stage length (in miles)	1,371	1,363	0.6
Fleet utilization (in hours and minutes)	11:00	11:09	(1.3)

(a)  Mainline includes United Air Lines, Inc. scheduled and chartered jet operations.  Regional affiliates include operations from regional carriers with whom the Company has entered into capacity purchase agreements to provide jet and turboprop operations branded as United Express.

(b) See Note 11b.  The Regional affiliate PRASM and RASM with the special items are the same, as all Regional Affiliate revenues are passenger revenues.

(c) Unit earnings is calculated as RASM minus CASM.